GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

October 25, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Successfully Completes Drill Program on Past Producing Uranium Project

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is extremely pleased to announce that it has been informed by the operator that Phase 1 of drilling operations have now been completed on the past producing Lucky Boy uranium mine. All samples are warehoused in Globe, Arizona, and are being sorted for delivery to the Tucson prep lab, Jacob Laboratories.  All prep samples will then be shipped to the affiliated lab, IPL of Richmond, British Columbia, who will conduct all assaying, with check assays conducted by ALS Chemex  and/or Acme Laboratories of Vancouver, British Columbia.

Nick Barr, Project Geologist, is now preparing a summary of the approximate 600 samples taken from the drill program. Mr. Barr reports that Phase 1 of the drill program has been successful  in determining various grades of 2lbs/ton and greater, with widths of 10 to 20 feet in a number of drill-holes on the property based on scintilometer readings of the samples, and observations of the anomalous thickness, by him, on site. The chemical assays and correlated down-hole probe radiometrics will give the definitive results and determine the next phase of drilling to further define the ore body.

Results are expected to be available within a number of weeks. A full report with conclusions and recommendations will follow shortly thereafter.

Mr.Brad Rudman, President of Golden Patriot states, “The next few weeks will be exciting for Golden Patriot’s management and shareholders as we will be testing the samples taken from our completed drill program on our past producing uranium mine, and with uranium prices at $56 pound and at 25 year highs Golden Patriot Corp. is well positioned in this booming market.”

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.